As filed with the Securities and Exchange Commission on June 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2193603
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

351 Galveston Drive

Redwood City, CA

(650) 216-3500

(Address of principal executive offices) (Zip code)

2020 Equity Incentive Plan

Amended and Restated 2011 Employee Stock Purchase Plan

(Full title of the plan)

Raffi Asadorian

Chief Financial Officer

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, CA 94063

(650) 216-3500

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Mark B. Weeks

Robert W. Phillips

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered		Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share (“Common Stock”)
-	Reserved for future issuance under the 2020 Equity Incentive Plan (the “2020 Plan”)	20,392,170	1.255(3)	$25,592,174	$3,322
-	Reserved for future issuance under the Amended and Restated 2011 Employee Stock Purchase Plan (the “2020 ESPP”)	2,847,569	1.067(4)	$3,038,357	$395
Total		23,239,739			$3,717

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2020 Plan and the 2020 ESPP set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

This Registration Statement registers the offer and sale of an aggregate of 23,239,739 shares of Common Stock of AcelRx Pharmaceuticals, Inc. (the “Registrant”) that are or that may become issuable under the 2020 Plan and the 2020 ESPP, which number of shares of Common Stock is comprised of the sum of (A) (i) 5,500,000 newly reserved shares of Common Stock under the 2020 Plan, and (ii) certain shares of Common Stock subject to awards granted under the AcelRx Pharmaceuticals, Inc. 2011 Equity Incentive Plan and the AcelRx Pharmaceuticals, Inc. 2006 Equity Incentive Plan (such plans together, the “Prior Plans”) that may become available for grant under the 2020 Plan as such shares become available from time to time as set forth in the 2020 Plan, and (B) 2,847,569 newly reserved shares of Common Stock under the 2020 ESPP. For more details, see the Explanatory Note following this cover page.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, and based on the average of the high and low sales prices of Registrant’s Common Stock as reported on The Nasdaq Global Market on June 15, 2020.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, and based on 85% of the average of the high and low sales prices of Registrant’s Common Stock as reported on The Nasdaq Global Market on June 15, 2020. Pursuant to the 2020 ESPP, the purchase price of a share of Common Stock is 85% of the fair market value of the Common Stock.

EXPLANATORY NOTE

On June 16, 2020 (the “Effective Date”), at the 2020 Annual Meeting of Stockholders of the Registrant, the Registrant’s stockholders approved the 2020 Plan and the 2020 ESPP. The 2020 Plan provides, among other things, that the number of shares of the Registrant’s Common Stock reserved for issuance under the 2020 Plan (subject to adjustment for certain changes in the Registrant’s capitalization) is equal to the sum of (i) 5,500,000 newly reserved shares of Common Stock and (ii) certain shares of Common Stock subject to awards granted under the Prior Plans that may become available for grant under the 2020 Plan as such shares become available from time to time (such shares, the “Prior Plans’ Returning Shares”). Such Prior Plans’ Returning Shares means shares subject to outstanding stock awards granted under the Prior Plans and that following the Effective Date: (A) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (B) are not issued because such stock award or any portion thereof is settled in cash; or (C) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares. The 2020 ESPP provides that the number of shares of the Registrant’s Common Stock reserved for issuance under the 2020 ESPP (subject to adjustment for certain changes in the Registrant’s capitalization) is equal to 4,900,000 shares, of which 2,847,569 shares are newly reserved shares of Common Stock that are being registered on this Registration Statement.

As a result, this Registration Statement is filed by the Registrant to register an aggregate of 23,239,739 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable under the 2020 Plan, assuming that all Prior Plans’ Returning Shares become available for issuance under the 2020 Plan, and the newly reserved shares of Common Stock issuable under the 2020 ESPP.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The document(s) containing the information specified in Part I will be sent or given to the participants in the 2020 Plan or the 2020 ESPP as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

●             The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 16, 2020, as amended by Form 10-K/A, filed with the Commission on April 17, 2020;

●             The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 11, 2020;

●             The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2020, March 16, 2020 (solely with respect to Items 1.01 and 8.01), April 8, 2020 (solely with respect to Item 5.02), April 30, 2020, May 22, 2020, May 27, 2020, May 29, 2020 and June 4, 2020; and

●             The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on February 1, 2011, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation, as amended, and the Registrant’s amended and restated bylaws.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation, as amended, contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

●	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

●	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

●

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

●	the rights conferred in the Registrant’s amended and restated bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, as amended, amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant currently carries liability insurance for its directors and officers.

Item 7.         Exemption from Registration Claimed.

Not Applicable.

Item 8.         Exhibits.

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-35068	3.1	2/28/2011

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-35068	3.1	6/25/2019

3.3	Amended and Restated Bylaws of the Registrant	S-1	333-170594	3.4	1/7/2011

4.1	Reference is made to Exhibits 3.1 through 3.3

4.2	Specimen Common Stock Certificate of the Registrant.	S-1	333-170594	4.2	1/31/2011

5.1	Opinion of Cooley LLP

23.1	Consent of OUM & Co. LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1+	2020 Equity Incentive Plan

99.2+	Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the 2020 Equity Incentive Plan

99.3+	Forms of RSU Award Grant Notice and Award Agreement (RSU Award) under the 2020 Equity Incentive Plan

99.4+	Amended and Restated 2011 Employee Stock Purchase Plan

+ Indicates management contract or compensatory plan

Item 9.         Undertakings.

1.              The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on June 16, 2020.

ACELRX PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Angotti
Vincent J. Angotti
Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Vincent J. Angotti and Raffi Asadorian, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Angotti	Chief Executive Officer and Director	June 16, 2020
Vincent J. Angotti	(Principal Executive Officer)

/s/ Raffi Asadorian	Chief Financial Officer	June 16, 2020
Raffi Asadorian	(Principal Financial and Accounting Officer)

/s/ Adrian Adams	Chairman	June 16, 2020
Adrian Adams

/s/ Richard Afable	Director	June 16, 2020
Richard Afable

/s/ Mark G. Edwards	Director	June 16, 2020
Mark G. Edwards

/s/ Stephen J. Hoffman	Director	June 16, 2020
Stephen J. Hoffman

/s/ Pamela P. Palmer	Director	June 16, 2020
Pamela P. Palmer

/s/ Howard B. Rosen	Director	June 16, 2020
Howard B. Rosen

/s/ Mark Wan	Director	June 16, 2020
Mark Wan